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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   Form 8-A

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934


                       Southwestern Life Holdings, Inc.
            (Exact name of registrant as specified in its charter)



                   Delaware                                13-3543540
           (State of incorporation)                     (I.R.S. Employer
c/o Southwestern Financial Services Corporation,      Identification No.)
    717 North Harwood Street, Dallas, Texas                  75201
   (Address of principal executive offices)                (Zip Code)


This Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [_]

This Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(x)(2), please check the following box. [_]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is to be effective pursuant to General Instruction A.(c), check the following box. [_]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
_________________________

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered

                  None                                    N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.01 per share
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                               (Title of Class)


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Item 1.   Description of Registrant's Securities to be Registered.

General Matters

     The following discussion describes the Registrant's Common Stock, par value $0.01 per share (the "Common Stock"). The following summary of certain terms of the Common Stock describes all material terms of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate") and the Registrant's Amended and Restated Bylaws (the "Bylaws"), in each case that are included as exhibits to this Registration Statement, and by the provisions of applicable law.

     The Registrant is issuing the Common Stock pursuant to the Plan of Reorganization of PennCorp Financial Group, Inc. under chapter 11 of the Bankruptcy Code (the "Plan"). The Plan was confirmed by the Bankruptcy Court for the District of Delaware on June 5, 2000, and the Plan was consummated on June 13, 2000. Pursuant to the Plan, Common Stock was issued (i) to holders of the Registrant's existing preferred stock (the "Old Preferred") in exchange for such Old Preferred on a one-for-one basis, (ii) upon exercise of rights to purchase Common Stock issued to holders of Old Preferred, and (iii) to other persons purchasing shares of Common Stock under the Plan. Upon consummation of the Plan, the Old Preferred and the Registrant's existing common stock was cancelled. At the time of the consummation of the Plan, the total amount of authorized capital stock of the Registrant consisted of 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), and upon completion of the issuances described above, 9,059,000 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding. Additionally, 415,000 shares of Common Stock have been reserved for issuance upon exercise of options. In accordance with the Plan, the Registrant's changed its name to Southwestern Life Holdings, Inc.

The Common Stock

     The shares of Common Stock being issued by the Registrant's will be, upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock will be entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may from time to time determine. The shares of Common Stock will not be convertible and the holders thereof will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Registrant's, the holders of Common Stock will be entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding, if any. Each outstanding share of Common Stock will be entitled to one vote on all matters submitted to a vote of shareholders.

     The Registrant's has applied for listing of the Common Stock on the Nasdaq National Market under the symbol "SWLH." The Transfer Agent and Registrar for the Common Stock is EquiServe.
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Item 2.   Exhibits.

          3.1  Amended and Restated Certificate of Incorporation of the
               Registrant.

          3.2  Amended and Restated Bylaws of the Registrant.

          4.1  Form of Specimen Stock Certificate for the Common Stock.
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     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereto duly authorized.

                                  By: /s/ Steve R. Johnson
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                                      Steve R. Johnson
                                      President and Chief Operating Officer

Date: June 13, 2000